Exhibit 99.1

Tapestry, Inc. Reports Fiscal 2020 First Quarter Results

Company Repurchased $300 Million of Common Stock

NEW YORK--(BUSINESS WIRE)--November 5, 2019--Tapestry, Inc. (NYSE: TPR), a leading New York-based house of modern luxury accessories and lifestyle brands, today reported results for the fiscal first quarter ended September 28, 2019.

Jide Zeitlin, Chairman and Chief Executive Officer of Tapestry, Inc., said, “Fiscal first quarter revenue was consistent with our expectations. Our business internationally was stronger than in North America where we managed continued industry headwinds. Further, adjusted operating income and earnings per diluted share were better than forecast, including favorable expense timing. We repurchased $300 million of common stock during the quarter, underscoring our commitment to returning capital to shareholders.”

“Coach delivered its eighth consecutive quarter of positive comparable store sales growth led by digital and international channels. Comps in Europe, Japan and Mainland China were strong, offsetting weakness in Hong Kong, while North America was even with prior year.”

“Kate Spade’s comparable store sales declined in line with expectations, reflecting the product and merchandising challenges we’ve previously identified, while Stuart Weitzman sales were negatively impacted by softer wholesale demand and continued operational challenges.”

Returning Capital to Shareholders:

During the fiscal first quarter, the Company repurchased approximately 12 million shares of its common stock at an average cost of $25.18 for a total of approximately $300 million. Currently, $600 million remains under the Company's repurchase authorization.

Non-GAAP Reconciliation and Recast of Prior Year Results:

During the fiscal first quarter, the Company recorded certain charges associated with its Organization-related and Integration activities and its ERP implementation efforts. Furthermore, the Company adopted Accounting Standards Update ("ASU") No. 2016-02, "Leases (Topic 842)," which established right to use assets on the Company’s balance sheet. In addition, the Company recorded impairment charges of $76 million related to store assets, including the lease assets recorded in connection with the adoption of the new lease accounting standard. Taken together, these items decreased the Company’s first quarter reported net income by approximately $94 million or about $0.33 per diluted share. Please refer to the financial tables included herein for a detailed reconciliation of the Company’s reported to non-GAAP results.

Beginning in Fiscal 2020, the Company presented the impact of foreign currency gains and losses within Other expense (income) within its Condensed Consolidated Statements of Operations. Accordingly, foreign currency gains and losses that were reported within Selling, general and administrative expenses ("SG&A") in Fiscal 2019 are now reflected within Other expense (income). As a result, the Company reclassified the following from SG&A to Other expense (income) in Fiscal 2019: expense of $4.6 million in the first quarter, income of $4.2 million in the second quarter, expense of $4.0 million in the third quarter and expense of $1.2 million in the fourth quarter.

Overview of First Quarter 2020 Tapestry, Inc. Results:

  Net sales totaled $1.36 billion for the fiscal first quarter as compared to $1.38 billion in the prior year, a decrease of 2% on a reported basis and 1% in constant currency.
  Gross profit totaled $914 million on a reported basis, while gross margin for the quarter was 67.3% compared to $935 million and 67.7%, respectively, in the prior year. On a non-GAAP basis, gross profit totaled $919 million, while gross margin was 67.6% as compared to $936 million and 67.8%, respectively, in the prior year.
  SG&A expenses totaled $863 million on a reported basis and represented 63.5% of sales compared to $773 million and 56.0%, respectively in the year ago quarter. On a non-GAAP basis, SG&A expenses were $752 million and represented 55.4% of sales as compared to approximately $750 million and 54.3%, respectively, in the year-ago period.
  Operating income totaled $52 million on a reported basis, while operating margin was 3.8% versus $162 million and an operating margin of 11.7% in the prior year. On a non-GAAP basis, operating income was $167 million, while operating margin was 12.3% versus $186 million and an operating margin of 13.4% in the prior year.
  Net interest expense was $12 million in the quarter as compared to $13 million in the year ago period.
  Other expense was $13 million versus $5 million in the prior year.
  Net income for the quarter was $20 million on a reported basis, with earnings per diluted share of $0.07. This compared to net income of $122 million with earnings per diluted share of $0.42 in the prior year period. The reported tax rate for the quarter of 24.8% compared to the prior year reported rate of 15.5%. On a non-GAAP basis, net income for the quarter totaled $114 million with earnings per diluted share of $0.40. This compared to non-GAAP net income of $142 million with earnings per diluted share of $0.48 in the prior year period. The non-GAAP tax rate for the quarter was 19.6% compared to 15.8% in the prior year.
  Inventory was $880 million at the end of quarter versus ending inventory of $821 million in the year ago period.

Fiscal first quarter results by brand were as follows:

Coach First Quarter 2020 Results:

  Net sales for Coach totaled $966 million for the fiscal first quarter, 1% above prior year on a reported and constant currency basis. Global comparable store sales increased 1%, including a benefit of approximately 100 basis points driven by an increase in global e-commerce.
  Gross profit for Coach totaled $678 million on a reported basis, while gross margin was 70.1%. This compared to reported gross profit and margin in the prior year of $680 million and 70.8%, respectively. On a non-GAAP basis, gross profit was $678 million, while gross margin was 70.2% as compared to $682 million and 71.0%, respectively, in the year ago period.
  SG&A expenses for Coach were $478 million on a reported basis and represented 49.5% of sales. On a non-GAAP basis, SG&A expenses were $436 million and represented 45.2% of sales. This compared to expenses of $445 million or 46.3% of sales in the year-ago quarter on both a reported and non-GAAP basis.
  Operating income for Coach totaled $200 million compared to reported operating income of $235 million in the prior year, while operating margin was 20.7% versus 24.5% a year ago. On a non-GAAP basis, operating income was $241 million compared to $237 million in the prior year, while operating margin was 25.0% versus 24.7% a year ago.

Kate Spade First Quarter 2020 Results:

  Net sales for Kate Spade totaled $306 million for the fiscal first quarter as compared to $325 million in the prior year, a decrease of 6% on both a reported and constant currency basis. Global comparable store sales declined 16%, including the negative impact of approximately 200 basis points from global e-commerce.
  Gross profit for Kate Spade totaled $192 million on a reported basis, while gross margin for the quarter was 62.7% as compared to $208 million and 63.8%, respectively, in the prior year. On a non-GAAP basis, first quarter gross profit was $193 million, while gross margin was 63.1% as compared to $206 million and 63.4%, respectively, in the year ago period.
  SG&A expenses for Kate Spade were $199 million on a reported basis and represented 65.0% of sales. This compared to reported SG&A expenses of $163 million in the year ago period, which represented 50.1% of sales. On a non-GAAP basis, SG&A expenses were $173 million and represented 56.7% of sales. This compared to expenses of $160 million or 49.0% of sales on a non-GAAP basis in the previous year.
  Operating income for Kate Spade was a loss of $7 million on a reported basis, representing an operating margin of (2.4)%. This compared to operating income of $45 million and an operating margin of 13.7% on a reported basis in the year ago period. On a non-GAAP basis, operating income totaled $19 million, while operating margin was 6.3%. This compared to operating income of $47 million and an operating margin of 14.4% on a non-GAAP basis in the previous year.

Stuart Weitzman First Quarter 2020 Results:

  Net sales for Stuart Weitzman totaled $87 million for the fiscal first quarter compared to $95 million reported in the same period of the prior year, a decrease of 9% on a reported basis and 8% in constant currency.
  Gross profit for Stuart Weitzman totaled $45 million on a reported basis, while gross margin for the quarter was 52.5% as compared to $48 million and 50.2%, respectively, in the prior year. On a non-GAAP basis, first quarter gross profit was $48 million, while gross margin was 55.7% as compared to $48 million and 50.2%, respectively, in the year ago period.
  SG&A expenses for Stuart Weitzman were $65 million on a reported basis and represented 74.8% of sales as compared to $65 million or 68.8% of sales in the prior year’s first quarter. On a non-GAAP basis, SG&A expenses were approximately $58 million or 67.2% of sales as compared to $54 million or 56.8% of sales in the prior year.
  Operating income for Stuart Weitzman was a loss of $19 million on a reported basis, while operating margin was (22.2)% versus a loss of $18 million and (18.6)%, respectively, in the prior year. On a non-GAAP basis, the operating loss was $10 million or (11.5)% of sales versus a loss of $6 million or (6.6)% of sales in the prior year.

Mr. Zeitlin added, “Our imperative is to fuel desire for our brands and make investment decisions through a consumer-centric lens. We are focused on becoming more agile, continuously leveraging data and technology, to increase our productivity and speed to market. These improvements will enable us to fund additional brand-building initiatives and to return capital to shareholders. To this end, we have commenced an in-depth, comprehensive and efficient review of our business to address both near-term and long-term opportunities to drive organic growth and profitability across the portfolio. Importantly, we are maintaining our outlook for Fiscal 2020.”

“My time as CEO has deepened my conviction that our three brands have powerful equities that connect meaningfully with significant and distinct consumer segments globally and together form a foundation for growth. I am confident that the passionate and dedicated people of Tapestry, led by our seasoned management team, can materially strengthen our operational performance and unlock the value inherent in our brands.”

Fiscal Year 2020 Outlook

The following outlook is provided on a non-GAAP basis and replaces all previous guidance.

The Company expects revenues for Fiscal 2020 to increase at a low-single-digit rate from Fiscal 2019. In addition, the Company projects earnings per diluted share to be approximately even with prior year. Net interest expense for the year is expected to be approximately $50 million and the full year Fiscal 2020 tax rate is projected to be in the area of 17.5%.

Fiscal Year 2020 Outlook - Non-GAAP Adjustments:

The Company is not able to provide a full reconciliation of the non-GAAP financial measures to GAAP presented in this release and on the Company’s conference call because certain material items that impact these measures, such as the timing and exact amount of costs associated with Organization-related and Integration activities, the Company’s ERP implementation, impairment charges and the impact of select store closures have not yet occurred as the Company continues to refine its plans. Accordingly, a reconciliation of our non-GAAP financial measure guidance to the corresponding GAAP measures is not available without unreasonable effort. Where possible, the Company has identified the estimated impact of the items excluded from its Fiscal 2020 guidance.

This Fiscal 2020 non-GAAP guidance excludes (1) expected pre-tax charges of approximately $30 to $40 million attributable to the Company’s ERP implementation efforts; (2) estimated pre-tax Organization-related and Integration charges of approximately $40 to $50 million; (3) impairment charges on right-of-use assets and property and equipment of approximately $76 million incurred in the fiscal first quarter; and (4) projected charges related to select store closures as the Company seeks to optimize its fleet.

Conference Call Details:

The Company will host a conference call to review these results at 8:30 a.m. (ET) today, November 5, 2019. Interested parties may listen to the conference call via live webcast by accessing www.tapestry.com/investors on the Internet or calling 1-877-510-8087 or 1-862-298-9015 and providing the Conference ID 6853119. A telephone replay will be available starting at 12:00 p.m. (ET) today, for a period of five business days. To access the telephone replay, call 1-800-585-8367 or 1-404-537-3406 and enter the Conference ID 6853119. A webcast replay of the earnings conference call will also be available for five business days on the Tapestry website. Presentation slides have also been posted to the Company’s website at www.tapestry.com/investors.

The Company expects to report Fiscal 2020 second quarter results on Thursday February 6, 2020. To receive notification of future announcements, please register at www.tapestry.com/investors ("Subscribe to E-Mail Alerts").

Tapestry, Inc. is a New York-based house of modern luxury lifestyle brands. The Company’s portfolio includes Coach, Kate Spade and Stuart Weitzman. Our Company and our brands are founded upon a creative and consumer-led view of luxury that stands for inclusivity and approachability. Each of our brands are unique and independent, while sharing a commitment to innovation and authenticity defined by distinctive products and differentiated customer experiences across channels and geographies. To learn more about Tapestry, please visit www.tapestry.com. The Company’s common stock is traded on the New York Stock Exchange under the symbol TPR.

This information to be made available in this press release may contain forward-looking statements based on management's current expectations. Forward-looking statements include, but are not limited to, the statements under “Fiscal Year 2020 Outlook,” and statements regarding the Company’s planned share repurchase program and anticipated dividend payments for future quarters, as well as statements that can be identified by the use of forward-looking terminology such as "may," "will," “can,” "should," "expect," "intend," "estimate," "continue," "project," "guidance," "forecast," “outlook,” “roadmap,” "anticipate," “excited,” “moving,” “leveraging,” “capitalizing,” “developing,” “drive,” “targeting,” “assume,” “plan,” “build,” “pursue,” “maintain,” “on track,” “well positioned to,” “look forward to,” “looking ahead,” “to acquire,” “achieve,” “strategic vision,” “growth opportunities” or comparable terms. Future results may differ materially from management's current expectations, based upon a number of important factors, including risks and uncertainties such as expected economic trends, the ability to anticipate consumer preferences, the ability to control costs and successfully execute our ERP implementation and growth strategies, our ability to achieve intended benefits, cost savings and synergies from acquisitions, the risk of cybersecurity threats and privacy or data security breaches, and the impact of tax legislation, etc. Please refer to the Company’s latest Annual Report on Form 10-K and its other filings with the Securities and Exchange Commission for a complete list of risks and important factors. The Company assumes no obligation to revise or update any such forward-looking statements for any reason, except as required by law.

TAPESTRY, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
For the Quarters Ended September 28, 2019 and September 29, 2018
(in millions, except per share data)

	(unaudited)
	QUARTER ENDED
	September 28, 2019	September 29, 2018

Net sales	$1,357.9	$1,381.2

Cost of sales	443.4	446.1

Gross profit	914.5	935.1

Selling, general and administrative expenses	862.9	772.8

Operating income	51.6	162.3

Interest expense, net	12.3	13.1

Other expense (income)	12.7	4.6

Income before provision for income taxes	26.6	144.6

Provision for income taxes	6.6	22.3

Net income	$20.0	$122.3

Net income per share:

Basic	$0.07	$0.42

Diluted	$0.07	$0.42

Shares used in computing net income per share:

Basic	284.4	288.8

Diluted	285.7	292.0
TAPESTRY, INC.
DETAIL TO NET SALES
For the Quarters Ended September 28, 2019 and September 29, 2018
(in millions)
(unaudited)

	Quarters Ended
	September 28, 2019	September 29, 2018	% Change	Constant Currency % Change	Comparable Sales

Coach	$965.9	$960.7	1%	1%	1%
Kate Spade	305.5	325.4	(6)%	(6)%	(16)%
Stuart Weitzman	86.5	95.1	(9)%	(8)%	N/A
Total Tapestry	$1,357.9	$1,381.2	(2)%	(1)%

TAPESTRY, INC.
GAAP TO NON-GAAP RECONCILIATION
For the Quarter Ended September 28, 2019
(in millions, except per share data)
(unaudited)

	September 28, 2019
	GAAP Basis (As Reported)	ERP Implementation	Organization-related & Integration Costs	Impairment	Non-GAAP Basis (Excluding Items)

Coach	677.6	-	(0.1)	-	677.7
Kate Spade	191.5	-	(1.2)	-	192.7
Stuart Weitzman	45.4	-	(2.8)	-	48.2
Gross profit(1)	$914.5	$-	$(4.1)	$-	$918.6

Coach	478.1	-	0.3	41.5	436.3
Kate Spade	198.7	-	0.1	25.2	173.4
Stuart Weitzman	64.7	-	(2.4)	8.9	58.2
Corporate	121.4	14.5	22.7	-	84.2
SG&A expenses	$862.9	$14.5	$20.7	$75.6	$752.1
				-	-

Coach	199.5	-	(0.4)	(41.5)	241.4
Kate Spade	(7.2)	-	(1.3)	(25.2)	19.3
Stuart Weitzman	(19.3)	-	(0.4)	(8.9)	(10.0)
Corporate	(121.4)	(14.5)	(22.7)	-	(84.2)
Operating income (loss)	$51.6	$(14.5)	$(24.8)	$(75.6)	$166.5

Provision for income taxes	6.6	(3.5)	(5.4)	(12.1)	27.6
Net income	$20.0	$(11.0)	$(19.4)	$(63.5)	$113.9
Net income per diluted common share	$0.07	$(0.04)	$(0.07)	$(0.22)	$0.40

(1) Adjustments within Gross profit are recorded within Cost of sales

TAPESTRY, INC.
GAAP TO NON-GAAP RECONCILIATION
For the Quarter Ended September 29, 2018
(in millions, except per share data)
(unaudited)

	September 29, 2018
	GAAP Basis (As Reported)	ERP Implementation	Integration & Acquisition	Non-GAAP Basis (Excluding Items)

Coach	679.7	-	(2.0)	681.7
Kate Spade	207.7	-	1.4	206.3
Stuart Weitzman	47.7	-	-	47.7
Gross profit(1)	$935.1	$-	$(0.6)	$935.7

Coach	444.6	-	-	444.6
Kate Spade	163.0	-	3.4	159.6
Stuart Weitzman	65.4	-	11.5	53.9
Corporate	99.8	4.0	4.0	91.8
SG&A expenses	$772.8	$4.0	$18.9	$749.9

Coach	235.1	-	(2.0)	237.1
Kate Spade	44.7	-	(2.0)	46.7
Stuart Weitzman	(17.7)	-	(11.5)	(6.2)
Corporate	(99.8)	(4.0)	(4.0)	(91.8)
Operating income (loss)	$162.3	$(4.0)	$(19.5)	$185.8

Provision for income taxes	22.3	(1.0)	(3.2)	26.5
Net income	$122.3	$(3.0)	$(16.3)	$141.6
Net income per diluted common share	$0.42	$(0.01)	$(0.05)	$0.48

(1) Adjustments within Gross profit are recorded within Cost of sales

The Company reports information in accordance with U.S. Generally Accepted Accounting Principles ("GAAP"). The Company's management does not, nor does it suggest that investors should, consider non-GAAP financial measures in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. Further, the non-GAAP measures utilized by the Company may be unique to the Company, as they may be different from non-GAAP measures used by other companies. The financial information presented above, as well as gross margin, SG&A expense ratio, and operating margin, have been presented both including and excluding the effect of certain items related to the Company’s ERP Implementation, Organization-related and Integration Costs and Impairment Costs for the first quarter of fiscal year 2020 and Integration & Acquisition-Related Costs and ERP Implementation-Related costs for the first quarter of fiscal year 2019.

The Company operates on a global basis and reports financial results in U.S. dollars in accordance with GAAP. Percentage increases/decreases in net sales for the Company and each segment have been presented both including and excluding currency fluctuation effects from translating foreign-denominated sales into U.S. dollars and compared to the same periods in the prior quarter and fiscal year. The Company calculates constant currency revenue results by translating current period revenue in local currency using the prior year period’s currency conversion rate.

Guidance for certain financial information for the fiscal year ending June 27, 2020 has also been presented on a non-GAAP basis.

Management utilizes these non-GAAP and constant currency measures to conduct and evaluate its business during its regular review of operating results for the periods affected and to make decisions about Company resources and performance. The Company believes presenting these non-GAAP measures, which exclude items that are not comparable from period to period, is useful to investors and others in evaluating the Company’s ongoing operating and financial results in a manner that is consistent with management’s evaluation of business performance and understanding how such results compare with the Company’s historical performance. Additionally, the Company believes presenting these metrics on a constant currency basis will help investors and analysts to understand the effect of significant year-over-year foreign currency exchange rate fluctuations on these performance measures and provide a framework to assess how business is performing and expected to perform excluding these effects.

TAPESTRY, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
At September 28, 2019 and June 29, 2019
(in millions)

	(unaudited)	(audited)
	September 28, 2019	June 29, 2019
ASSETS

Cash, cash equivalents and short-term investments	$788.4	$1,233.8
Receivables	313.1	298.1
Inventories	880.2	778.3
Other current assets	222.2	246.6

Total current assets	2,203.9	2,556.8

Property and equipment, net	889.3	938.8
Operating lease right-of-use assets	2,057.1	-
Other noncurrent assets	3,299.8	3,381.7

Total assets	$8,450.1	$6,877.3

LIABILITIES AND STOCKHOLDERS' EQUITY

Accounts payable	$254.3	$243.6
Accrued liabilities	628.8	673.6
Current portion of operating lease liabilities	328.9	-
Current debt	-	0.8

Total current liabilities	1,212.0	918.0

Long-term debt	1,597.3	1,601.9
Long-term operating lease liabilities	1,965.4	-
Other liabilities	588.5	844.0

Stockholders' equity	3,086.9	3,513.4

Total liabilities and stockholders' equity	$8,450.1	$6,877.3

TAPESTRY, INC.
STORE COUNT
At June 29, 2019 and September 28, 2019
(unaudited)

	As of			As of
Directly-Operated Store Count:	June 29, 2019	Openings	(Closures)	September 28, 2019

Coach
North America	391	2	(1)	392
International	595	5	(8)	592

Kate Spade
North America	213	2	(3)	212
International	194	9	(5)	198

Stuart Weitzman
North America	71	3	(2)	72
International	76	5	(3)	78

Contacts

Tapestry, Inc.
Analysts & Media:
Andrea Shaw Resnick
Global Head of Investor Relations and Corporate Communications
212/629-2618
aresnick@tapestry.com
Christina Colone
Vice President, Investor Relations
212/946-7252
ccolone@tapestry.com